                                                                 EXHIBIT (12)(a)

                                   ONEOK, Inc.
                Computation of Ratio of Earnings to Fixed Charges




                                               Quarter                        Years Ended August 31,
                                                Ended       ------------------------------------------------------------
                                            Nov. 30, 1998     1998         1997         1996         1995         1994
                                            -------------   ------------------------------------------------------------
Fixed charges, as defined
       Interest on long-term debt              $  9,770     $ 30,846     $ 31,354     $ 31,748     $ 32,345     $ 32,979
       Other Interest                             1,432        3,723        3,376        3,184        4,934        1,855
       Amortization of debt issue costs             153          506          518          530          512          525
       Interest on lease agreements                 581        2,325        2,266        2,266        2,266        2,266
                                               --------     ------------------------------------------------------------
            Total fixed charges                  11,936       37,400       37,514       37,728       40,057       37,625

Earnings before income taxes                     23,637      168,380       94,107       85,873       68,146       57,276
                                               --------     ------------------------------------------------------------

Earnings available for fixed charges           $ 35,573     $205,780     $131,621     $123,601     $108,203     $ 94,901
                                               ========     ============================================================

Ratio of earnings to fixed charges                2.98X        5.50X        3.51X        3.28X        2.70X        2.52X
                                               ========     ============================================================

For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of net income plus fixed charges and income taxes. "Fixed charges" consists of interest charges, the amortization of debt issue costs and the representative interest portion of operating leases.